Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 30, 2013, relating to the consolidated financial statements and schedule of Avino Silver & Gold Mines Ltd. appearing in the Annual Report on Form 20-F of Avino Silver & Gold Mines Ltd. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Manning Elliott LLP

Vancouver, Canada
November 19, 2013